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                                                                     Exhibit 4.7


                            CENTURY BANCSHARES, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT

         This Non-Qualified Stock Option Agreement ("Agreement") is between Century Bancshares, Inc., a Delaware corporation with its principal office in Washington, D.C. (the "Company"), and __________________, a resident of Washington, D.C. (the "Optionee").

                              W I T N E S S E T H:

         WHEREAS, the Company has heretofore adopted the Century Bancshares, Inc. Non-Qualified Stock Option Plan for Directors (the "Plan") for the purpose of providing additional compensation to its directors of the Company or directors of its bank subsidiaries (the "Bank"); and

         WHEREAS, the Company, acting through the Stock Option Committee consisting of officers of one or more of its bank subsidiaries (the "Committee"), has determined that its interests will be advanced by the issuance to Optionee of a stock option under the Plan;

         NOW, THEREFORE, for and in consideration of these premises it is agreed as follows:

         SECTION 1. Option. Subject to the terms and conditions contained herein, the Company hereby grants to Optionee an option to purchase from the Company _____ shares of the Company's common stock, $1.00 par value ("Common Stock"), at a price of $_____ per share, which is deemed to be not less than the fair market value of the Common Stock at the date of grant of this option.

         SECTION 2. Option Period. The option herein granted may be exercised by Optionee at any time during the ____ year period beginning _______________ (the "Option Period").

         SECTION 3. Procedure for Exercise The option herein granted may be exercised by the delivery of 10 days prior written notice to the Secretary or the Assistant Secretary of the Company setting forth the number of shares of Common Stock with respect to which the option is to be exercised accompanied by payment for the shares to be purchased, and specifying the address to which the certificate for such shares is to be mailed. Payment shall be by means of cash, cashier's check, bank draft or postal or express money order payable to the order of the Company. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to Optionee certificates for the number of shares of Common Stock with respect to which such option has been so exercised. Delivery shall be deemed effected for all purposes when a stock
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transfer agent of the Company shall have deposited such certificates in the
United States mail addressed to Optionee at the address specified pursuant to this paragraph.

         SECTION 4. Termination of Services. If Optionee's performance of services for the Company or the Bank is terminated during the Option Period for any reason other than death or disability, the options granted to him shall thereupon terminate. However, any options which are exercisable on the date of his termination may be exercised by Optionee during a three month period beginning on such date; provided, however, if an Optionee's service is terminated because of the Optionee's dishonesty, theft, embezzlement from the Company or the Bank, disclosing trade secrets of the Company or the Bank, willful violation of any rules of the Company or the Bank pertaining to the conduct of individuals performing services for the Company or the Bank, or the commission of a willful felonious act while in the employment of the Company or the Bank or performing services for the Company or the Bank, then any option or unexercised portion thereof granted to said Optionee shall expire upon such termination.

         SECTION 5. Disability or Death. If Optionee's arrangement with the Company or the Bank is terminated by his disability or death, the options previously granted to him may be exercised (to the extent he would have been entitled to do so at the date of his disability or death) at any time and from time to time during the one year period beginning on the date of Optionee's disability or death by Optionee, by the executor or administrator of his estate, or by the person or persons to whom his rights under the option shall pass by will or the laws of descent and distribution, but in no event may the option be exercised after its expiration under the terms of this Agreement. Optionee shall be deemed to be disabled if, in the opinion of a physician selected by the Committee, he is incapable of performing services for the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.

         SECTION 6. Assignability. This option shall not be transferable by Optionee otherwise than by Optionee's will or by the laws of descent and distribution. During the lifetime of Optionee, the option shall be exercisable only by him. Any heir or legatee of Optionee shall take rights herein granted subject to the terms and conditions hereof. No such transfer of this Agreement to heirs or legatees of Optionee shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

         SECTION 7. No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to any shares of Common Stock covered by this Agreement until the date of issuance of a certificate for shares of Common Stock purchased pursuant to this Agreement. Until such time,


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Optionee shall not be entitled to dividends or to vote at meetings of the shareholders of the Company. Except as provided in Section 9 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or securities or other property) paid or distributions or other rights granted in respect of any share of Common Stock for which the record date for such payment, distribution or grant is prior to the date upon which the Optionee shall have been issued share certificates, as provided hereinabove.

         SECTION 8. Extraordinary Corporate Transactions. An option may be substituted for the option herein granted, or the Company's duties as to this option may be assumed, by an employer corporation other than the Company, or by a parent or subsidiary of the Company or such employer corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved, in such a manner that will allow this option to continue to the full extent permitted. Notwithstanding the foregoing or the provisions of Section 9 hereof, in the event such employer corporation, or parent or subsidiary of the Company or such employer corporation, does not substitute a new option for, and substantially equivalent to, the option herein granted, or assume the option granted hereunder, this option shall terminate and thereupon become null and void (i) upon dissolution or liquidation of the Company, or similar occurrence,
(ii) upon any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be a surviving entity or
(iii) upon a transfer of substantially all of the assets of the Company or more than 50% of the outstanding Common Stock; provided, however, that Optionee shall be fully vested in any options granted under this Plan and shall have the right immediately prior to or concurrently with such dissolution, liquidation, merger, consolidation, acquisition, separation, reorganization or similar occurrence, to exercise any unexercised option rights granted hereunder.

         SECTION 9. Changes in Capital Structure. The existence of outstanding options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of Common Stock or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise. However, if the outstanding shares of Common Stock of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of shares subject to the Plan or subject to any options theretofore granted, and the option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate option price.





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         SECTION 10.  Compliance With Securities Laws.  Prior to the issuance of certificates for shares acquired pursuant to the exercise of the option herein granted, Optionee (or any person acting under Section 5) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

         SECTION 11. Compliance With Other Laws. Notwithstanding any of the other provisions hereof, Optionee agrees that he will not exercise the option(s) granted hereby, and that the Company will not be obligated to issue any shares pursuant to this Agreement, if the exercise of the option(s) or the issuance of such shares of Common Stock would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority.

         SECTION 12. Resolution of Disputes. As a condition of the granting of the option by this Agreement, the Optionee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be resolved by the Committee in its sole discretion and judgment, and that any such resolution and any interpretation by the Committee of the terms of this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Optionee, his heirs and personal representatives.

         SECTION 13. Legend On Certificate. The certificate(s) representing the shares of Common Stock purchased by exercise of an option may be stamped or otherwise imprinted with a legend in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer, and the stock transfer records of the Company will reflect stop-transfer instructions with respect to any such shares.

         SECTION 14. Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail. All notices of the exercise of any option hereunder shall be directed to Century Bancshares, Inc., 1275 Pennsylvania Avenue, N.W., Washington, D.C. 20006, Attention: President. Any notice given by the Company to Optionee directed to him at his address on file with the Company shall be effective to bind Optionee and any other person who may acquire rights hereunder. The Company shall be under no obligation whatsoever to advise Optionee of the existence, maturity or termination of any of Optionee's rights hereunder and Optionee shall be deemed to have familiarized himself with all matters contained herein and in the Plan which may affect any of Optionee's rights or privileges hereunder.

         SECTION 15. Construction and Interpretation. Whenever the term "Optionee" is used herein under circumstances applicable to any other person or persons to whom this option, in accordance with the provisions of Sections 5 and 6 hereof, may be transferred, the word "Optionee"





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shall be deemed to include such person or persons.  References to the masculine gender herein also include the feminine gender for all purposes.

         SECTION 16. Agreement Subject To Plan. This Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Agreement.

         SECTION 17. Employment Relationship. Employees or other individuals under the Plan shall be considered to be performing services for the Company as long as their employment arrangement continues for either the Company, a parent or a subsidiary corporation (as defined in Section 425 of the Internal Revenue Code of 1954). Any questions as to whether and when there has been a termination of such arrangement and the cause of such arrangement, shall be determined by the Committee, and its determination shall be final.

         SECTION 18. Binding Effect. This Agreement shall be binding upon the inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee.

         IN WITNESS WHEREOF, this Agreement has been executed as of the ____ day of ______________, 19__.

                                               CENTURY BANCSHARES, INC.



ATTEST:                                        By:
                                                   ---------------------------
                                                   President


----------------------------------
Secretary



                                                   ---------------------------
                                                   Optionee





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